Exhibit 99.1

Contact: John E. Vollmer III

Chief Financial Officer

Patterson-UTI Energy, Inc.

(281) 765-7100

Patterson-UTI Energy Reports Financial Results for Three and
Twelve Months Ended December 31, 2010

HOUSTON – February 3, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and twelve months ended December 31, 2010. The Company reported net income of $53.9 million, or $0.35 per share, for the fourth quarter of 2010, compared to a net loss of $18.2 million, or a loss of $0.12 per share, for the fourth quarter of 2009. Revenues for the fourth quarter of 2010 were $506 million, compared to $214 million for the fourth quarter of 2009.

The Company reported net income of $117 million, or $0.76 per share, for the twelve months ended December 31, 2010, compared to a net loss of $38.3 million, or a loss of $0.25 per share, for the twelve months ended December 31, 2009. Revenues for the twelve months ended December 31, 2010 were $1.46 billion, compared to $782 million for 2009.

The financial results for the three and twelve months ended December 31, 2010 include transaction-related costs of $2.5 million ($1.5 million after-tax) related to our acquisition of pressure pumping and wireline assets on October 1, 2010 and $2.2 million ($1.3 million after-tax) related to the subsequent disposition of the wireline business. The financial results for the twelve month period also include a net after-tax profit of $9.6 million from transactions that occurred earlier in 2010, including recognition of a gain on the sale of certain rights in oil and gas working interests, partially offset by certain deferred financing costs associated with the expiration of a standby bridge credit facility and the refinancing of a revolving credit facility. Taken together, these transactions reduced net income per share by $0.02 for the three month period and increased net income per share by $0.04 for the twelve month period ended December 31, 2010.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Our average number of rigs operating in the fourth quarter increased to 194 rigs, including 182 in the United States and 12 in Canada. This compares to an average of 178 rigs operating in the third quarter, including 170 in the United States and 8 in Canada.”

Mr. Wall added, “Average revenue per operating day for the fourth quarter of 2010 increased by $1,360 to $19,090, compared to $17,730 for the third quarter of 2010. Average direct operating costs per operating day for the fourth quarter of 2010 increased to $11,000 from $10,670 for the third quarter of 2010. Average margin per operating day for the fourth quarter of 2010 increased by $1,020 to $8,080 from $7,060 for the third quarter of 2010.

“We have continued to achieve increases in both our rig count and average dayrates. Our January rig count increased to an average of 204 rigs operating, comprised of 188 in the United States and 16 in Canada.

“During the fourth quarter of 2010 we had an average of approximately 69 rigs operating under long-term contracts. We continue to increase the number of rigs working under long-term contracts. Based on contracts currently in place, we expect to have an average of approximately 86 rigs during 2011 operating under long-term contracts.

“We completed seven new Apex™ rigs during the fourth quarter, bringing our total to 19 new Apex™ rigs during 2010. We are now planning to add 25 new Apex™ rigs in 2011, including four carried over from our 2010 plan. We have executed long-term contracts for 12 of the 25 new rigs to be completed in 2011.

“Our pressure pumping results include significant contributions from the assets acquired on October 1, 2010 which operate primarily in the Permian Basin and in the Barnett and Eagle Ford Shales. These assets complement our existing pressure pumping assets which operate primarily in the Appalachian region, including substantial work in the Marcellus Shale. We continue to see high demand for our pressure pumping services and have 204,000 horsepower of additional fracturing equipment on order for delivery in 2011 to expand these businesses,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “In 2010, we significantly increased our drilling and pressure pumping operations in the growing shale markets, and gained strength in traditional basins. In the drilling business, we continued to enhance the capabilities of our rig fleet through both newbuilds and upgrades, while achieving higher dayrates and substantially increasing the number of rigs that are operating under long-term contracts. The increases in rig count and long-term contracts demonstrate the value of our diverse rig fleet, which enabled us to provide rigs to satisfy the diverse needs of our customer base. In pressure pumping, we greatly increased our capacity and geographic diversity with our October 2010 acquisition. We also continued to expand capacity in the Appalachian region and achieved record revenues in 2010.”

Mr. Siegel further stated, “Also in 2010, we entered into financing agreements that provide us the flexibility to expand strategically our fleets of new technology drilling rigs and pressure pumping equipment. As announced last week, we sold for $25.5 million the electric wireline business that was included in our October 2010 pressure pumping acquisition. The sale reflects our decision to focus on expanding our core drilling and pressure pumping businesses.”

Mr. Siegel commented further: “We have continued to invest in our people and our equipment so that we are well positioned to be a preferred provider for both drilling and pressure pumping services in North America and we continue to see substantial opportunities to increase shareholder value in these core businesses. Our confidence in the North American land energy service business has been validated by the roughly $14 billion invested by major international oil companies in US reserve resources during 2010.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on March 30, 2011 to holders of record as of March 15, 2011.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the periods ended December 31, 2010 is scheduled for February 3, 2011 at 10:00 a.m. (EST) / 9:00 a.m. (CST) / 7:00 a.m. (PST). The dial-in information for participants is 800-573-4842 (Domestic) and 617-224-4327 (International). The Passcode for both numbers is 64942786. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through February 17, 2011 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through February 7, 2011. The Passcode for both telephone numbers is 73414773.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 350 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration in the global economic environment, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, excess availability of land drilling rigs, including as a result of the reactivation or construction of new land drilling rigs, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, shortages of rig equipment, government regulations and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
REVENUES	$505,678	$213,569	$1,462,931	$781,946
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	300,623	141,882	897,798	489,183
Depreciation, depletion, amortization and impairment	93,563	82,276	333,493	289,847
Selling, general and administrative	15,551	10,722	53,042	43,935
Net (gain) loss on asset disposals	(872)	3,808	(22,812)	3,385
Provision for bad debts	(500)	(2,225)	(2,000)	3,810
Acquisition related expenses	2,485	—	2,485	—

Total costs and expenses	410,850	236,463	1,262,006	830,160

OPERATING INCOME (LOSS)	94,828	(22,894)	200,925	(48,214)

OTHER INCOME (EXPENSE)
Interest income	43	63	1,674	381
Interest expense	(3,761)	(1,414)	(12,772)	(4,148)
Other	418	163	927	426

Total other income (expense)	(3,300)	(1,188)	(10,171)	(3,341)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	91,528	(24,082)	190,754	(51,555)
INCOME TAX EXPENSE (BENEFIT)	36,718	(7,992)	72,856	(17,595)

INCOME (LOSS) FROM CONTINUING OPERATIONS	54,810	(16,090)	117,898	(33,960)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	(956)	(2,080)	(956)	(4,330)

NET INCOME (LOSS)	$53,854	$(18,170)	$116,942	$(38,290)

BASIC INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.36	$(0.11)	$0.77	$(0.22)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$(0.01)	$(0.01)	$(0.01)	$(0.03)
NET INCOME (LOSS)	$0.35	$(0.12)	$0.76	$(0.25)
DILUTED INCOME (LOSS) PER COMMON SHARE
INCOME (LOSS) FROM CONTINUING OPERATIONS	$0.35	$(0.11)	$0.76	$(0.22)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$(0.01)	$(0.01)	$(0.01)	$(0.03)
NET INCOME (LOSS)	$0.35	$(0.12)	$0.76	$(0.25)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	153,037	152,348	152,772	152,069

Diluted	153,907	152,348	153,276	152,069

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.20	$0.20

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Contract Drilling:
Revenues	$340,428	$159,573	$1,081,898	$599,287
Direct operating costs (excluding depreciation)	$196,230	$103,436	$655,678	$357,742
Selling, general and administrative	$1,463	$1,171	$5,279	$4,340
Depreciation and impairment	$74,531	$72,400	$280,458	$248,424
Operating income (loss)	$68,204	$(17,434)	$140,483	$(11,219)
Operating days – United States	16,745	8,757	58,150	31,242
Operating days – Canada	1,092	759	3,094	2,152
Total operating days	17,837	9,516	61,244	33,394
Average revenue per operating day – United States	$18.77	$16.51	$17.48	$17.73
Average direct operating costs per operating day – United States	$10.71	$10.59	$10.49	$10.44
Average rigs operating – United States	182	95	159	86
Average revenue per operating day – Canada	$23.99	$19.80	$21.23	$21.12
Average direct operating costs per operating day – Canada	$15.45	$14.08	$14.71	$14.71
Average rigs operating – Canada	12	8	8	6
Average revenue per operating day – Total	$19.09	$16.77	$17.67	$17.95
Average direct operating costs per operating day – Total	$11.00	$10.87	$10.71	$10.71
Average rigs operating – Total	194	103	168	91
Capital expenditures	$199,842	$86,587	$655,550	$395,376
Pressure Pumping:
Revenues	$156,389	$48,033	$350,608	$161,441
Direct operating costs (excluding depreciation and amortization)	$102,699	$36,681	$235,100	$124,100
Selling, general and administrative	$4,576	$2,227	$12,590	$8,735
Depreciation and amortization	$15,689	$7,546	$40,724	$27,589
Operating income	$33,425	$1,579	$62,194	$1,017
Fracturing jobs	449	379	1,527	1,579
Other jobs	1,697	1,248	6,047	5,399
Total jobs	2,146	1,627	7,574	6,978
Average revenue per fracturing job	$290.39	$90.74	$180.21	$70.88
Average revenue per other job	$15.32	$10.93	$12.47	$9.17
Total average revenue per job	$72.87	$29.52	$46.29	$23.14
Total average costs per job	$47.86	$22.55	$31.04	$17.78
Capital expenditures	$14,722	$10,989	$51,064	$43,144
Oil and Natural Gas Production and Exploration:
Revenues	$8,861	$5,963	$30,425	$21,218
Direct operating costs (excluding depreciation, depletion and impairment)	$1,694	$1,765	$7,020	$7,341
Depreciation and depletion	$2,918	$1,758	$10,158	$9,242
Impairment of oil and natural gas properties	$3	$346	$792	$3,685
Operating income	$4,246	$2,094	$12,455	$950
Average net daily oil production (Bbls)	1,018	676	877	761
Average oil sales price (per Bbl)	$82.60	$74.10	$77.26	$58.09
Average net daily natural gas production (Mcf)	2,409	2,751	2,788	3,225
Average natural gas sales price (per Mcf)	$5.08	$5.35	$5.60	$4.32
Capital expenditures	$7,165	$2,606	$23,067	$7,341
Corporate and Other:
Selling, general and administrative	$9,512	$7,324	$35,173	$30,860
Depreciation	$422	$226	$1,361	$907
Provision for bad debts	$(500)	$(2,225)	$(2,000)	$3,810
Net (gain) loss on asset disposals	$(872)	$3,808	$(22,812)	$3,385
Acquisition related expenses	$2,485	$—	$2,485	$—
Capital expenditures	$2,682	$2,023	$8,409	$6.785
Total capital expenditures	$224,411	$102,205	$738,090	$452,646
			December 31,	December 31,
Selected Balance Sheet Data (Unaudited):			2010	2009

Cash and cash equivalents			$27,612	$49,877
Current assets			$558,357	$455,961
Current liabilities			$317,135	$192,450
Working capital			$241,222	$263,511

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income (loss)	$53,854	$(18,170)	$116,942	$(38,290)
Income tax expense (benefit)	36,718	(7,992)	72,856	(17,595)
Net interest expense	3,718	1,351	11,098	3,767
Depreciation, depletion, amortization and impairment	93,563	82,276	333,493	289,847
Results of discontinued operations:
Income tax benefit	(543)	(1,060)	(543)	(2,208)
Depreciation	—	523	166	2,287
Impairment of assets held for sale	2,155	1,900	2,155	1,900

EBITDA	$189,465	$58,828	$536,167	$239,708

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.